Exhibit 5.1

October 6, 2003

SpatiaLight, Inc.
Five Hamilton Landing, Suite 100
Novato, CA 94949
Re:      SpatiaLight, Inc.
         Registration Statement on Form S-8

Ladies and Gentlemen

We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by SpatiaLight, Inc., a New York corporation (the "Company"), on or about the date hereof with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of (i) 1,000,00 of the Company's common shares, $.01 par value per share (the "Common Shares"), reserved for issuance pursuant to the terms of the Company's 1999 Stock Option Plan, as amended (the "Plan"), (ii) 1,700,000 Common Shares, reserved for issuance pursuant to the terms of the Robert A. Olins option to Purchase Common Shares, the Steven F. Tripp option to Purchase Common Shares, and the Theodore
H. Banzhaf Time Appreciation Restricted Stock Award Plan (collectively, the "Non-Plan Option Awards"), and (iii) the reoffer and resale of the Non-Plan Option Awards on a continuing or delayed basis pursuant to Rule 415 of the Securities Act.

We are familiar with the Amended and Restated Certificate of Incorporation and the By-laws, as amended, of the Company and have examined copies of the Plan, the Non-Plan Option Awards, the resolutions and unanimous written consents adopted by the Company's Board of Directors, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, evidence of corporate action, certificates and other instruments, and have made such other investigations of law and fact, as we have deemed necessary or appropriate for the purposes of this opinion.

Based upon the foregoing, it is our opinion that the 1,000,000 Common Shares reserved for issuance pursuant to the terms of the Plan and the 1,700,000 Common Shares reserved for issuance pursuant to the terms of the Non-Plan Option Awards have been duly authorized and, when issued in accordance with the terms of the Plan, or in accordance with the terms of the respective Non-Plan Option Awards, and upon payment of the purchase price therefor, will be validly issued, fully paid and non-assessable. We hereby consent to the use of this opinion in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,



/s/Bryan Cave LLP
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